The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated July 15, 2024

JPMorgan Chase Financial Company LLC	July 2024

Pricing Supplement

Registration Statement Nos. 333-270004 and 333-270004-01

Dated July     , 2024

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

Dual Directional Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due August 4, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Dual Directional Trigger PLUS, or “Trigger PLUS,” will pay no interest and do not guarantee any return of your principal at maturity. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to a maximum upside payment at maturity. If the underlying index has depreciated in value, but by no more than 20%, investors will receive at maturity the stated principal amount of the Trigger PLUS plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 20% return. However, if the underlying index has depreciated by more than 20% in value, at maturity investors will lose the benefit of the absolute return feature and will lose 1% of the stated principal amount for every 1% of decline in the value of the underlying index over the term of the Trigger PLUS. The Trigger PLUS are for investors who are willing to risk their principal and forgo current income and appreciation above the maximum upside payment at maturity in exchange for the leverage and absolute return features that in each case apply to a limited range of the performance of the underlying index. The Trigger PLUS are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the Trigger PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the Trigger PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Trigger PLUS. The investor may lose some or all of the stated principal amount of the Trigger PLUS.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Underlying index:	MSCI Emerging Markets Index (Bloomberg ticker: MXEF Index)
Aggregate principal amount:	$
Payment at maturity:	If the final index value is greater than the initial index value, for each $1,000 stated principal amount Trigger PLUS:
$1,000 + leveraged upside payment
Under these circumstances, in no event will the payment at maturity exceed the maximum upside payment at maturity.
If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, for each $1,000 stated principal amount Trigger PLUS:
$1,000 + ($1,000 × absolute index return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $200.00. Accordingly, the maximum downside payment at maturity is $1,200.00 per Trigger PLUS.
If the final index value is less than the trigger level, for each $1,000 stated principal amount Trigger PLUS:
$1,000 × index performance factor
This amount will be less than the stated principal amount of $1,000 per Trigger PLUS and will represent a loss of more than 20%, and possibly all, of your investment.
Leveraged upside payment:	$1,000 × leverage factor × index percent change
Index percent change:	(final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Initial index value:	The closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the valuation date
Trigger level:	80% of the initial index value
Leverage factor:	200%
Index performance factor:	final index value / initial index value
Maximum upside payment at maturity:	At least $1,355.00 (at least 135.50% of the stated principal amount) per Trigger PLUS. The actual maximum upside payment at maturity will be provided in the pricing supplement and will not be less than $1,355.00 per Trigger PLUS.
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	July , 2024 (expected to price on or about July 31, 2024)
Original issue date (settlement date):	August , 2024 (3 business days after the pricing date)
Valuation date*:	July 30, 2027
Maturity date*:	August 4, 2027
CUSIP / ISIN:	48135PLB5 / US48135PLB57
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$1,000.00	$25.00 (2)	$970.00
		$5.00(3)
Total	$	$	$
(1)	See “Additional Information about the Trigger PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the Trigger PLUS.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $25.00 per $1,000 stated principal amount Trigger PLUS. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount Trigger PLUS

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a change-in-law event as described under “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement and “Selected Risk Considerations — Risks Relating to the Notes Generally — We May Accelerate Your Notes If a Change-in-Law Event Occurs” in this document

If the Trigger PLUS priced today and assuming a maximum upside payment at maturity equal to the minimum listed above, the estimated value of the Trigger PLUS would be approximately $954.90 per $1,000 stated principal amount Trigger PLUS. The estimated value of the Trigger PLUS on the pricing date will be provided in the pricing supplement and will not be less than $930.00 per $1,000 stated principal amount Trigger PLUS. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document for additional information.

Investing in the Trigger PLUS involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Risk Factors” beginning on page 6 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Trigger PLUS” at the end of this document.

Product supplement no. 4-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

Underlying supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due August 4, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Dual Directional Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Dual Directional Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due August 4, 2027 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index.
▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.
▪	To potentially achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum upside payment at maturity, while using fewer dollars by taking advantage of the leverage factor.
▪	To provide an unleveraged positive return in the event of a decline of the underlying index but only if the final index value is greater than or equal to the trigger level.

Maturity:	Approximately 3 years
Leverage factor:	200% (applicable only if the final index value is greater than the initial index value)
Trigger level:	80% of the initial index value
Maximum upside payment at maturity:	At least $1,355.00 (at least 135.50% of the stated principal amount) per Trigger PLUS. The actual maximum upside payment at maturity will be provided in the pricing supplement.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.

Supplemental Terms of the Trigger PLUS

For purposes of the accompanying product supplement, the underlying index is an “Index.”

Any values of the underlying index, and any values derived therefrom, included in this document may be corrected, in the event of manifest error or inconsistency, by amendment of this document and the corresponding terms of the Trigger PLUS. Notwithstanding anything to the contrary in the indenture governing the Trigger PLUS, that amendment will become effective without consent of the holders of the Trigger PLUS or any other party.

July 2024	Page 2

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due August 4, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

Trigger PLUS offer leveraged upside exposure to an underlying asset and the opportunity, through the absolute return feature, to earn a positive return at maturity for a limited range of negative performance of the underlying asset. At maturity, if the underlying asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum upside payment at maturity. At maturity, if the underlying asset has depreciated in value but by no more than 20%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline in the underlying asset, which will effectively be limited to a positive 20% return. However, at maturity, if the underlying asset has depreciated in value by more than 20%, investors will lose the benefit of the absolute return feature and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. Investors may lose some or all of the stated principal amount of the Trigger PLUS.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying index.
Absolute Return Feature	The Trigger PLUS offer investors an opportunity to earn an unleveraged positive return if the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level.
Upside Scenario if the Underlying Index Appreciates	The final index value is greater than the initial index value and, at maturity, the Trigger PLUS pay the stated principal amount of $1,000 plus a return equal to 200% of the index percent change, subject to the maximum upside payment at maturity of at least $1,355.00 (at least 135.50% of the stated principal amount) per Trigger PLUS. The actual maximum upside payment at maturity will be provided in the pricing supplement.
Absolute Return Scenario	The final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, which is 80% of the initial index value. In this case, the Trigger PLUS pay a 1% positive return for each 1% negative return of the underlying index. For example, if the final index value is 5% less than the initial index value, the Trigger PLUS will provide a total positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 20% return at maturity.
Downside Scenario	The final index value is less than the trigger level. In this case, the Trigger PLUS pay an amount that is over 20% less than the stated principal amount and this decrease will be by an amount that is proportionate to the percentage decline in the final index value from the initial index value. (Example: if the underlying index decreases in value by 30%, the Trigger PLUS will pay an amount that is less than the stated principal amount by 30%, or $700.00 per Trigger PLUS.)

July 2024	Page 3

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due August 4, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Dual Directional Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	200%
Trigger level:	80% of the initial index value
Hypothetical maximum upside payment at maturity:	$1,355.00 (135.50% of the stated principal amount) per Trigger PLUS (which represents the lowest hypothetical maximum upside payment at maturity)*

* The actual maximum upside payment at maturity will be provided in the pricing supplement and will not be less than $1,355.00 per Trigger PLUS.

Dual Directional Trigger PLUS Payoff Diagram

How it works

▪	Upside Scenario. If the final index value is greater than the initial index value, for each $1,000 principal amount Trigger PLUS, investors will receive the $1,000 stated principal amount plus a return equal to 200% of the appreciation of the underlying index over the term of the Trigger PLUS, subject to the maximum upside payment at maturity. Under the hypothetical terms of the Trigger PLUS, an investor will realize the hypothetical maximum upside payment at maturity at a final index value of 117.75% of the initial index value.
▪	For example, if the underlying index appreciates 5%, investors will receive a 10% return, or $1,100.00 per Trigger PLUS.
▪	Absolute Return Scenario. If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, investors will receive a 1% positive return on the Trigger PLUS for each 1% negative return of the underlying index.
▪	For example, if the underlying index depreciates 5%, investors will receive a 5% return, or $1,050.00 per Trigger PLUS.
▪	The maximum return you may receive in this scenario is a positive 20% return at maturity.

July 2024	Page 4

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due August 4, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Downside Scenario. If the final index value is less than the trigger level, investors will lose the benefit of the absolute return feature and will instead receive an amount that is significantly less than the stated principal amount by an amount proportionate to the percentage decrease of the final index value from the initial index value. This amount will be less than 80% of the stated principal amount per Trigger PLUS.
▪	For example, if the underlying index depreciates 50%, investors will lose 50% of their principal and receive only $500.00 per Trigger PLUS at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the Trigger PLUS shown above apply only if you hold the Trigger PLUS for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

July 2024	Page 5

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due August 4, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

Risks Relating to the Trigger PLUS Generally

▪	The Trigger PLUS do not pay interest or guarantee the return of any principal and your investment in the Trigger PLUS may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final index value is less than the trigger level (which is 80% of the initial index value), you will lose the benefit of the absolute return feature and the payment at maturity will be an amount in cash that is over 20% less than the stated principal amount of each Trigger PLUS, and this decrease will be by an amount that is proportionate to the decrease in the value of the underlying index and may be zero. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.
▪	The appreciation potential of the Trigger PLUS is limited by the maximum upside payment at maturity if the underlying index has appreciated. The appreciation potential of Trigger PLUS is limited by the maximum upside payment at maturity of at least $1,355.00 (at least 135.50% of the stated principal amount) per Trigger PLUS if the underlying index has appreciated. The actual maximum upside payment at maturity will be provided in the pricing supplement. Although the leverage factor provides 200% exposure to any increase in the final index value as compared to the initial index value on the valuation date, because the maximum upside payment at maturity will be limited to at least 135.50% of the stated principal amount for the Trigger PLUS, any increase in the final index value by more than 17.75% (if the maximum upside payment at maturity is set at 135.50% of the stated principal amount) will not further increase the return on the Trigger PLUS.
▪	Your maximum downside gain on the Trigger PLUS is limited by the trigger level. If the final index value is less than or equal to the initial index value and greater than or equal to the trigger level, you will receive at maturity $1,000 plus a return equal to the absolute index return, which will reflect a 1% positive return for each 1% negative return on the underlying index, subject to an effective limit of 20%. Because you will not receive a positive return if the underlying index has depreciated below the trigger level, your maximum downside payment will be $1,200.00 per $1,000.00 stated principal amount Trigger PLUS.
▪	The Trigger PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the Trigger PLUS. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the Trigger PLUS. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the Trigger PLUS. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the Trigger PLUS as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the Trigger PLUS, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated

July 2024	Page 6

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due August 4, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

▪	The benefit provided by the trigger level may terminate on the valuation date. If the final index value is less than the trigger level, the benefit provided by the trigger level will terminate and you will be fully exposed to any depreciation of the underlying index.
▪	Secondary trading may be limited. The Trigger PLUS will not be listed on a securities exchange. There may be little or no secondary market for the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. JPMS may act as a market maker for the Trigger PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the Trigger PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Trigger PLUS.
▪	We may accelerate your Trigger PLUS in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if a change-in-law event occurs. Upon the announcement or occurrence of legal or regulatory changes that the calculation agent determines are likely to interfere with your or our ability to transact in or hold the Trigger PLUS or our ability to hedge or perform our obligations under the Trigger PLUS, we may, in our sole and absolute discretion, accelerate the payment on your Trigger PLUS and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your Trigger PLUS is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement for more information.
▪	The final terms and estimated valuation of the Trigger PLUS will be provided in the pricing supplement. The final terms of the Trigger PLUS will be provided in the pricing supplement. In particular, each of the estimated value of the Trigger PLUS and the maximum upside payment at maturity will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the Trigger PLUS based on the minimums for the estimated value of the Trigger PLUS and the maximum upside payment at maturity.
▪	The tax consequences of an investment in the Trigger PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Trigger PLUS, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the Trigger PLUS described in “Additional Information about the Trigger PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the Trigger PLUS, the timing and character of any income or loss on the Trigger PLUS could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Trigger PLUS and other affiliates of the issuer may be different from those of investors. We and

July 2024	Page 7

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due August 4, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including acting as calculation agent and as an agent of the offering of the Trigger PLUS, hedging our obligations under the Trigger PLUS and making the assumptions used to determine the pricing of the Trigger PLUS and the estimated value of the Trigger PLUS, which we refer to as the estimated value of the Trigger PLUS. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. The calculation agent will determine the initial index value, the trigger level and the final index value and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the underlying index or calculation of the final index value in the event of a discontinuation or material change in method of calculation of the underlying index, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Trigger PLUS and the value of the Trigger PLUS. It is possible that hedging or trading activities of ours or our affiliates in connection with the Trigger PLUS could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and the trigger level and, therefore, could potentially increase the level that the final index value must reach before you receive a payment at maturity that exceeds the issue price of the Trigger PLUS or so that you do not suffer a loss on your initial investment in the Trigger PLUS. Additionally, these hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the final index value and, accordingly, the payment to you at maturity, if any. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.

Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS

▪	The estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS. The estimated value of the Trigger PLUS is only an estimate determined by reference to several factors. The original issue price of the Trigger PLUS will exceed the estimated value of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.
▪	The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ estimates. The estimated value of the Trigger PLUS is determined by reference to internal pricing models of our affiliates. This estimated value of the Trigger PLUS is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Trigger PLUS that are greater than or less than the estimated value of the Trigger PLUS. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Trigger PLUS could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Trigger PLUS from you in secondary market transactions. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.

July 2024	Page 8

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due August 4, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	The estimated value of the Trigger PLUS is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the Trigger PLUS may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Trigger PLUS. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Trigger PLUS and any secondary market prices of the Trigger PLUS. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.

July 2024	Page 9

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due August 4, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Trigger PLUS — Secondary market prices of the Trigger PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your Trigger PLUS during this initial period may be lower than the value of the Trigger PLUS as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS. Any secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, the structuring fee, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Trigger PLUS. As a result, the price, if any, at which JPMS will be willing to buy Trigger PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Trigger PLUS.

The Trigger PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Trigger PLUS to maturity. See “— Risks Relating to the Trigger PLUS Generally — Secondary trading may be limited” above.

▪	Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors. The secondary market price of the Trigger PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of the underlying index, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility of the underlying index;
o	the time to maturity of the Trigger PLUS;
o	the dividend rates on the equity securities included in the underlying index;
o	interest and yield rates in the market generally;
o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the underlying index trade and the correlation among those rates and the levels of the underlying index; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Trigger PLUS, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Trigger PLUS, if any, at which JPMS may be willing to purchase your Trigger PLUS in the secondary market.

July 2024	Page 10

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due August 4, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risks Relating to the Underlying Index

▪	Investing in the Trigger PLUS is not equivalent to investing in the underlying index. Investing in the Trigger PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the Trigger PLUS. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.
▪	The Trigger PLUS are subject to risks associated with securities issued by non-U.S. companies. The equity securities included in the underlying index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.
▪	The Trigger PLUS are subject to risks associated with emerging markets. The equity securities included in the underlying index have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
▪	The Trigger PLUS are subject to currency exchange risk. Because the prices of the equity securities included in the underlying index are converted into U.S. dollars for the purposes of calculating the values of the underlying index, holders of the Trigger PLUS will be exposed to currency exchange rate risk with respect to the currencies in which securities included in the underlying index are traded. Your net exposure will depend on the extent to which the currencies in which securities included in the underlying index are traded strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against the currencies in which securities included in the underlying index are traded, the value of the underlying index will be adversely affected and the amount we pay you at maturity may be reduced. Of particular importance to potential currency exchange risk are:
o	existing and expected rates of inflation;
o	existing and expected interest rate levels;
o	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
o	political, civil or military unrest in the countries issuing those currencies and the United States; and
o	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

▪	Recent executive orders may adversely affect the performance of the underlying index. Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities. The sponsor of the underlying index has recently removed the equity securities of a small number of companies from the underlying index in response to these executive orders. If the issuer of

July 2024	Page 11

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due August 4, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

any of the equity securities included in the underlying index is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of the underlying index.  In addition, under these circumstances, the sponsor of the underlying index is expected to remove the equity securities of that company from the underlying index.  Any changes to the composition of the underlying index in response to these executive orders could adversely affect the performance of the underlying index.

▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the Trigger PLUS. Governmental legislative and regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Trigger PLUS or the securities included in the underlying index, or engaging in transactions in them, and any such action could adversely affect the value of the Trigger PLUS or the underlying index. These legislative and regulatory actions could result in restrictions on the Trigger PLUS. You may lose a significant portion or all of your initial investment in the Trigger PLUS if you are forced to divest the Trigger PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Trigger PLUS has declined.

July 2024	Page 12

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due August 4, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

MSCI Emerging Markets Index Overview

The MSCI Emerging Markets Index is a free-float adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. For additional information about the MSCI Emerging Markets Index, see the information set forth under “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

Information as of market close on July 12, 2024:

Bloomberg Ticker Symbol:	MXEF	52 Week High (on 7/11/2024):	1,124.86
Current Closing Level:	1,123.56	52 Week Low (on 10/26/2023):	910.91
52 Weeks Ago (on 7/12/2023):	1,005.55

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the underlying index for each quarter in the period from January 1, 2019 through July 12, 2024. The closing level of the underlying index on July 12, 2024 was 1,123.56. The associated graph shows the closing levels of the underlying index for each day in the same period. We obtained the closing level information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical closing levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the underlying index on the valuation date. The payment of dividends on the stocks that constitute the underlying index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.

MSCI Emerging Markets Index	High	Low	Period End
2019
First Quarter	1,070.95	949.57	1,058.13
Second Quarter	1,096.39	984.81	1,054.86
Third Quarter	1,064.63	960.81	1,001.00
Fourth Quarter	1,118.61	989.20	1,114.66
2020
First Quarter	1,146.83	758.20	848.58
Second Quarter	1,014.62	827.26	995.10
Third Quarter	1,121.60	1,001.08	1,082.00
Fourth Quarter	1,291.26	1,081.71	1,291.26
2021
First Quarter	1,444.93	1,288.42	1,316.43
Second Quarter	1,390.85	1,292.78	1,374.64
Third Quarter	1,368.22	1,220.78	1,253.10
Fourth Quarter	1,301.13	1,190.08	1,232.01
2022
First Quarter	1,267.34	1,026.77	1,141.79
Second Quarter	1,161.65	987.82	1,000.67
Third Quarter	1,016.83	873.29	875.79
Fourth Quarter	984.26	842.76	956.38
2023
First Quarter	1,052.46	941.35	990.28
Second Quarter	1,030.03	958.53	989.48
Third Quarter	1,046.91	944.08	952.78

July 2024	Page 13

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due August 4, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

MSCI Emerging Markets Index	High	Low	Period End
Fourth Quarter	1,023.74	910.91	1,023.74
2024
First Quarter	1,049.07	958.39	1,043.20
Second Quarter	1,101.91	1,004.17	1,086.25
Third Quarter (through July 12, 2024)	1,124.86	1,079.78	1,123.56

MSCI Emerging Markets Index – Daily Closing Levels* January 2, 2019 through July 12, 2024

*The dotted line in the graph indicates the hypothetical trigger level, equal to 80% of the closing level of the underlying index on July 12, 2024. The actual trigger level will be based on the closing level of the underlying index on the pricing date.

License Agreement. JPMorgan Chase & Co. or its affiliate has entered into an agreement with MSCI Inc. providing it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the MSCI Emerging Markets Index, which are owned and published by MSCI Inc., in connection with certain securities, including the securities. For more information, see “Equity Index Descriptions — The MSCI Indices — License Agreement” in the accompanying underlying supplement.

July 2024	Page 14

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due August 4, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information about the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the Trigger PLUS:

The estimated value of the Trigger PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Trigger PLUS, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Trigger PLUS. The estimated value of the Trigger PLUS does not represent a minimum price at which JPMS would be willing to buy your Trigger PLUS in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Trigger PLUS may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Trigger PLUS. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Trigger PLUS and any secondary market prices of the Trigger PLUS. For additional information, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS — The estimated value of the Trigger PLUS is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the Trigger PLUS is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Trigger PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS — The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ estimates” in this document.

The estimated value of the Trigger PLUS will be lower than the original issue price of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the Trigger PLUS may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS — The estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS” in this document.

July 2024	Page 15

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due August 4, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Secondary market prices of the Trigger PLUS:	For information about factors that will impact any secondary market prices of the Trigger PLUS, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS — Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the Trigger PLUS. The length of any such initial period reflects the structure of the Trigger PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Trigger PLUS and when these costs are incurred, as determined by our affiliates. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS — The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat your Trigger PLUS as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Trigger PLUS should be treated as long-term capital gain or loss if you hold your Trigger PLUS for more than a year, whether or not you are an initial purchaser of Trigger PLUS at the issue price.  However, the IRS or a court may not respect this treatment of the Trigger PLUS, in which case the timing and character of any income or loss on the Trigger PLUS could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

Supplemental use of proceeds and hedging:

The Trigger PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Trigger PLUS. See “How the Trigger PLUS Work” in this document for an illustration of the risk-return profile of the Trigger PLUS and “MSCI Emerging Markets Index Overview” in this document for a description of the market exposure provided by the Trigger PLUS.

The original issue price of the Trigger PLUS is equal to the estimated value of the Trigger PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS, plus the estimated cost of hedging our obligations under the Trigger PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental notice to investors:	The Trigger PLUS may cause you to become subject to short position disclosure requirements if they confer a financial advantage on you in the event of a decrease in the price or value of any relevant shares under Regulation (EU) No. 236/2012 (the “Short Selling Regulation"). This will occur if the short position represented by the short exposure provided by the Trigger PLUS, when combined with other long and short positions you may hold, causes you to cross a relevant net short position disclosure threshold under the Short Selling Regulation. It is your responsibility to monitor your net short positions and to comply with the obligations applicable to you under the Short Selling Regulation. You should consult with your own legal and regulatory advisers regarding the Trigger PLUS should you have any concerns about these requirements.

July 2024	Page 16

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of the MSCI Emerging Markets Index due August 4, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Trigger PLUS in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each Trigger PLUS.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Trigger PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

You may revoke your offer to purchase the Trigger PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance. In the event of any changes to the terms of the Trigger PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Trigger PLUS are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the Trigger PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 4-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

• Underlying supplement no. 1-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

• Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

• Prospectus addendum dated June 3, 2024:

http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

July 2024	Page 17